CERTIFICATE OF WEALTH INTERNATIONAL, INC.
                             A NEVADA CORPORATION

                     PURSUANT TO SECTION 78.207(4) OF THE

                           NEVADA REVISED STATUTES


     FIRST: The name of the corporation is Wealth International, Inc.("Company").

     SECOND: On October 22, 1996, pursuant to a resolution of the Board of Directors, the Company effected a forward split of the Company's issued and outstanding common stock, effective as of October 25, 1996, on the basis of four shares for one share: however, the resolution provided that such forward split shall not alter the Company's authorized capital of 500,000,000 shares and that the par value of the Company's common stock shall be retained at one mill ($0.001), with appropriate adjustments in the additional paid in capital and stated capital accounts of the Company.

     THIRD: The number of authorized shares and the par value of the Company's common stock immediately before the forward split were 500,000,000 shares and one mill ($0.001), respectively.

     FOURTH: The number of authorized shares and the par value of the Company's common stock immediately after the forward split were 500,000,000 shares and one mill ($0.001), respectively.

     FIFTH: The number of shares of the Company's common stock to be issued after the forward split in exchange for each pre-split share of common stock is 4.

     SIXTH: No fractional shares will be issued as a result of the forward split. There is no provision for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share as a result of the forward split.

     SEVENTH: The approval of the affected stockholders is not required in accordance with the Nevada Revised Statutes.

     EIGHTH: The forward split will be recorded on the books and records of the Company as being effective at 8:00 o'clock a.m., local time, on October 25, 1996.

     IN WITNESS WHEREOF, the undersigned executive officers of the Company hereby execute this Certificate on the 22nd day of October, 1996.


                                             /S/ Ronald A. Nilsson
                                             ----------------------------
                                             Ronald A. Nilsson, President


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                                             /S/ Netella K. Montague
                                             ------------------------------
                                             Netella K. Montague, Secretary


STATE OF UTAH          )
                       )ss
COUNTY OF SALT LAKE    )

     Ronald A. Nilsson hereby acknowledges that he is the President of Wealth International, Inc., a Nevada corporation, that he has read the foregoing information, and of his personal knowledge, he represents and warrants that such information is true and correct on every material respect.

                                                /S/ Ronald A. Nilsson
                                                -----------------------
                                                Ronald A. Nilsson


     Subscribed and sworn to before me this 22 day of October, 1996.

                                                /S/ Sheryl A. Ross
                                                -----------------------
                                                Sheryl A. Ross